 EXHIBIT 10.1

                                    EXECUTION COPY

SECURED PROMISSORY NOTE

Up to $1,500,000 January 31, 2008

FOR VALUE RECEIVED, Enterprise Informatics Inc., a California corporation (“Borrower”), promises to pay to the order of ERP2 Holdings, LLC, a Delaware limited liability company (“Lender”), on January 31, 2010 (the “Maturity Date”), or such earlier date as the indebtedness evidenced hereby shall become due and payable pursuant to the terms hereof, the principal sum of up to ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000), pursuant to the terms hereof, in lawful money of the United States of America, in immediately available funds and at the office of the Lender as indicated from time to time in writing to the Borrower, together with interest thereon at the rate and in the amounts set forth herein (including interest capitalized from time to time as additional principal hereunder and interest accrued on such additional principal).

1.	Definitions. The following terms shall have the meanings ascribed to them below:

(a)              “Additional Loan” has the meaning ascribed to such term in Section 3(b).

(b)             “Additional Warrant” shall have the meaning ascribed to such term in Section 7(p).

(c)              “Affiliate” means, as to any person, any other person (i) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person; (ii) who is a director or officer (A) of such person; (B) of any subsidiary of such person; or (C) of any person described in clause (i) above with respect to such person; or (iii) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Exchange Act, as is in effect on the date hereof) of 10% or more of any class of the outstanding voting stock, securities or other equity or ownership interests of such person; provided that notwithstanding anything else herein to the contrary, the Lender shall be deemed not to be an Affiliate of the Borrower or any subsidiary.  For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise.

(d)              “Affiliate Transaction” has the meaning ascribed to such term in Section 7(j).

(e)              “Asset Sale” means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, a sale/leaseback transaction) other than any sale, lease, conveyance or other disposition involving assets or rights (or a series of related sales, leases, conveyances or other dispositions) having a fair market value less than $20,000 individually and $100,000 in the aggregate during the period from the date hereof until the Repayment Date (which fair market value shall in each case be determined as of the date of such disposition), and other than sales, conveyances or transfers of inventory in the ordinary course of business consistent with past practices and, in the case of sales, transfers or conveyances of source code for Software (as defined in the Security Agreements), with the prior written consent of the Lender (which shall not be unreasonably withheld) ; and (ii) the issuance or sale by the Borrower or any of the subsidiaries of the Borrower of Equity Interests of any of the Borrower’s subsidiaries.  Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Borrower to a subsidiary or by a subsidiary to the Borrower or to another subsidiary; (ii) an issuance or sale of Equity Interests by a subsidiary to the Borrower or to another subsidiary; (iii) a sale or other disposition of property or equipment that has become worn out, obsolete or otherwise unsuitable for its purpose; (iv) a disposition of Cash Equivalents; (v) transactions consummated in compliance with Section 7(i) or Restricted Payments made in accordance with Section 7(m); and (vi) the exercise of rights (including foreclosure) in respect of any Lien permitted by Section 7(f).

(f)              “Board of Directors” means the board of directors of the Borrower.

(g)              “Borrower Actions” means all actions required to be completed by the Borrower in order to effectuate a 1000-to-1 reverse split of the Common Stock and the deregistration of the Common Stock under the Exchange Act, in each case, in accordance with applicable law.

(h)              “Capital Lease” means, for any person, a lease of any interest in any kind of property (whether real, personal or mixed) or asset by such person as lessee that is, should be or should have been recorded as a “capital lease” on the balance sheet of such person in accordance with GAAP.

(i)              “Cash Equivalents” means (i) Dollars, including demand deposit accounts, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 6 months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of 6 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 6 months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500,000,000, (iv) repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group and in each case maturing within 6 months after the date of acquisition and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) - (v) of this definition.

(j)              “Claim” means any civil, criminal or administrative suit, claim, proceeding, investigation, or request for relief (whether under law or equity) brought by or before any court, tribunal, administrative agency, governmental authority or regulatory or self-regulatory entity.

(k)              “Code” means the Uniform Commercial Code in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to the Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

(l)              “Collateral” has the meaning ascribed to such term in Section 3 of the Security Agreement.

(m)             “Common Stock” has the meaning ascribed to such term in Section 8(f).

(n)              “Consulting Agreements” has the meaning ascribed to such term in Section 10.

(o)              “Default” means any event that, with the giving of notice or the lapse of time or both would constitute an Event of Default.

(p)              “Dollars” or “$” means lawful money of the United States.

(q)              “EBITDA” means, with respect to any person for any fiscal period, an amount equal to (a) consolidated net income of such person for such period, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains which have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) fees paid by the Borrower pursuant to the Consulting Agreements (not to exceed $60,000 in any fiscal quarter); (iv) the closing fee paid by the Borrower paid pursuant to Section 11 (not to exceed $75,000); (v) the aggregate amount of legal fees, transfer agent fees, and printing and mailing costs, in each case, that are paid by Borrower in connection with Borrower’s entry into or performance of the Transaction Documents (including without limitation Borrower’s completion of the Borrower Actions) (not to exceed $200,000); (vi) depreciation and amortization for such period and (vii) any non-cash expenses or charges, including the amount of any deduction to consolidated net income as the result of (A) any grant to any officer, director, employee or consultant of such person of any stock, stock option or other stock-based award pursuant to any equity incentive plan approved by such person’s board of directors (including without limitation, with respect to the Borrower, the 2007 Stock Incentive Plan) or (B) any grant or issuance of any warrant or other right to acquire Equity Interests or any Equity Interests convertible into or exchangeable for other Equity Interests, including without limitation the Existing Warrants and the Additional Warrants, in each case to the extent included in the calculation of consolidated net income of such person for such period in accordance with GAAP, but without duplication.  For purposes of this definition, the following items shall be excluded in determining consolidated net income of a person: (1) the income (or deficit) of any other person accrued prior to the date it became a subsidiary of, or was merged or consolidated into, such person or any of such person’s subsidiaries; (2) the income (or deficit) of any other person (other than a subsidiary) in which such person has an ownership interest, except to the extent any such income has actually been received by such person in the form of cash dividends or distributions; (3) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (4) any write-up of any asset; (5) any net gain from the collection of the proceeds of life insurance policies; (6) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such person; (7) in the case of a successor to such person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (8) any deferred credit representing the excess of equity in any subsidiary of such person at the date of acquisition of such subsidiary over the cost to such person of the investment in such subsidiary.

(r)              “Equity Interest” means, (i) with respect to any person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such person and all options, warrants or other rights to purchase or acquire any of the foregoing; and (ii) with respect to any person that is not a corporation, any and all partnership, membership or other equity interests of such person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

(s)              “Event of Default” has the meaning ascribed to such term in Section 8.

(t)              “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(u)              “Existing Warrant” means the Warrant to Purchase Common Stock dated as of January 14, 2008 issued by the Borrower to the Lender.

(v)              “GAAP” means generally accepted accounting principles in the United States in effect from time to time as applied by nationally recognized accounting firms.

(w)              “Hedge Agreement” means any and all transactions, agreements or documents now existing or hereafter entered into by the Borrower which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

(x)              “Indebtedness” of any person means, without duplication, (i) all obligations of such person for borrowed money; (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, hedges, derivatives or other financial products; (iii) all obligations of such person as a lessee under Capital Leases; (iv) all obligations or liabilities of others secured by a Lien on any asset of such person, irrespective of whether such obligation or liability is assumed; (v) all obligations of such person to pay the deferred purchase price of assets (other than (1) trade payables incurred in the ordinary course of business and (2) unearned compensation; (vi) all net payment obligations of such person owing under Hedge Agreements; and (vii) any obligations of such person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other person that constitutes Indebtedness of such other person under any of clauses (i) through (vi) above.

(y)              “Initial Loan” shall have the meaning ascribed to such term in Section 3(a).

(z)              “Intellectual Property” shall mean all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including know-how, copyrights, copyright licenses, patents, patent licenses, technology licenses, trademarks and trademark licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

(aa)              “Interest Expense” means, with respect to any person for any fiscal period, interest expense (whether cash or non-cash) of such person determined in accordance with GAAP for the relevant period ended on such date, including, in any event, interest expense with respect to any Indebtedness of such person.

(bb)              “Investment” means, (i) any direct or indirect purchase or other acquisition by the Borrower or any subsidiary of any Equity Interest, or other ownership interest in, any other person, and (ii) any direct or indirect loan, advance or capital contribution by the Borrower or any subsidiary to any other person, including all indebtedness and accounts receivable from that other person that are not current assets or did not arise from sales to that other person in the ordinary course of business.

(cc)              “Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, security deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

(dd)              “Loan Documents” means this Note, the Old Notes, the Security Documents and any certificates, instruments, agreements or other documents executed in connection herewith or therewith.

(ee)              “Net Cash Proceeds,” with respect to any issuance or sale of Equity Interests or Indebtedness, means the cash proceeds of such issuance or sale net of all reasonable and customary attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes actually paid as a result thereof.

(ff)              “Obligation” means all principal of and interest (including all interest that accrues after the commencement of any case or proceeding by or against Lender in bankruptcy, whether or not allowed in such case or proceeding) on this Note, and any penalties, fees, charges, expenses, indemnification payments, reimbursements and any other sum chargeable to the Borrower under this Note or any of the other Loan Documents.

(gg)              “Old Notes” has the meaning ascribed to such term in Section 8(b).

(hh)              “Original Pledge Agreement” means the Pledge Agreement, dated as of March 15, 2002, between the Borrower, Spescom Ltd. and Solomon Ward Seidenwurm & Smith, LLP.

(ii)               “Original Security Agreement” means the Security Agreement, dated as of March 15, 2002, between the Borrower and Spescom Ltd.

(jj)              “Permitted Liens” means the following: (i) Liens granted to secure payment of the Obligations (including pursuant to the Old Notes); (ii) Liens imposed by law for taxes (other than payroll taxes), assessments or charges of any governmental authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP to the satisfaction of the Lender, in its sole discretion; (iii) (A) statutory Liens of landlords; and (B) other Liens imposed by law or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case only for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP to the satisfaction of the Lender, in its sole discretion; (iv) Liens (A) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations; or (B) arising as a result of progress payments under government contracts; (v) purchase money Liens in connection with the purchase by the grantor of such Lien of equipment in the normal course of business; (vi) Liens subordinated in all respects to the Lien securing payment of the Obligations on terms and conditions and pursuant to an agreement in form and substance satisfactory to the Lender in its sole discretion; (vii) Liens to secure the financing of insurance premiums for insurance policies obtained pursuant to and in compliance with Section 7(g), provided, that such Liens are limited to the proceeds (including loss payments) of the insurance policies so financed, un-earned premiums on and dividends under such insurance policies, and the Borrower’s interest under any state insurance guarantee funds that may arise relating to such insurance policies; (viii) to the extent constituting a Lien, the transfer of technology licenses (including without limitation in connection with implementation of any source code escrow agreement in customary form into which Borrower enters for the benefit of any licensee of the Borrower’s Intellectual Property) in the ordinary course of business of the Borrower; (ix) Liens and Capital Leases existing on the date hereof; and (x) precautionary UCC financing statements filed in connection with operating leases for amounts which do not, individually or in the aggregate, exceed $100,000 in the aggregate.

(kk)              “Repayment Date” means the date on which all Obligations are irrevocably repaid in full, in Dollars, to the Holder.

(ll)               “Restricted Payment” means, with respect to the Borrower or any subsidiary: (i) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of any Equity Interest of such person, other than a payment or distribution (A) of Equity Interests in connection with the exercise of any warrant, option or other right to acquire Equity Interests permitted under or issued pursuant to any Transaction Document, (B) of Equity Interests in respect of the outstanding shares of the Series F Convertible Preferred Stock of the Borrower (the “Series F Preferred Stock”), (C) of Equity Interests in connection with the 1000-to-1 reverse stock split contemplated hereby and (D) as a dividend or otherwise, made by a direct or indirect wholly owned subsidiary of Borrower to its immediate parent entity;  (ii) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of any Equity Interest of such person or any other payment or distribution made in respect thereof, either directly or indirectly, other than a payment made in Equity Interests (A) in connection with the exercise of any warrant, option or other right to acquire Equity Interests permitted under or issued pursuant to any Transaction Document, (B) in respect of the outstanding shares of Series F Preferred Stock and (C) in connection with the 1000-to-1 reverse stock split contemplated hereby; (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interest of such person now or hereafter outstanding, other than a payment made in Equity Interests (A) in connection with the exercise of any warrant, option or other right to acquire Equity Interests permitted under or issued pursuant to any Transaction Document, (B) in respect of the outstanding shares of Series F Preferred Stock and (C) in connection with the 1000-to-1 reverse stock split contemplated hereby; (iv) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any Equity Interests of such person or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (v) any payment, loan, contribution, or other transfer of funds or other property to any stockholder of such person, except as otherwise permitted hereunder or under the other Transaction Documents, and other than payment of compensation in the ordinary course of business to stockholders who are employees or directors of such person; and (vi) any payment of management fees (or other fees of a similar nature) or out-of-pocket expenses in connection therewith by such person to any stockholder, other than a payment to employees or directors of the Borrower or subsidiaries for their services, or otherwise permitted under any Transaction Document (including without limitation the Consulting Agreements).

(mm)              “Securities Act” means the Securities Act of 1933, as amended.

(nn)              “Security Agreements” has the meaning ascribed to such term in Section 4.

(oo)              “Security Documents” means the Security Agreements and the UCC financing statements required to be filed and all other security documents hereafter delivered to the Lender in connection with granting a Lien on any of the assets of the Borrower or a subsidiary to secure the Obligations.

(pp)              “Service Date Anniversary” has the meaning ascribed to such term in Section 8(h).

(qq)              “Term Sheet” means the Summary of Terms, dated as of January 14, 2008, by and between the Borrower and the Lender.

(rr)              “Transaction Documents” means this Note, the other Loan Documents, the Term Sheet, the Consulting Agreements, the Existing Warrant and the Additional Warrant.

2.
Interest.  The unpaid principal amount of indebtedness under this Secured Promissory Note (the “Note”) shall bear interest at a rate equal to ten percent (10%) per annum, plus, upon the occurrence and continuation of an Event of Default (as herein defined), an additional three percent (3%) per annum.  Interest shall be compounded annually and be due and payable in arrears (a) on the last calendar day of March, June, September and December of each calendar year, in cash, or, at the option of the Borrower, in kind, capitalized as additional principal hereunder (and treated in all respects as principal hereunder, including without limitation with respect to the accrual of interest), and (b) on the date that any principal amount of the indebtedness hereunder is repaid, to the extent accrued and unpaid on the principal amount so repaid.  Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 365 or 366 days, as applicable.

3.	Grid.

(a)              Initial Loan.  On the date hereof, subject to fulfillment of all obligations of the Borrower set forth herein, Lender shall pay to the Borrower $300,000 by wire transfer of immediately available funds to an account specified by the Borrower, which amount shall become principal hereunder upon receipt of such funds by the Borrower (the “Initial Loan”).

(b)              Additional Loan.  On the first business day following the date that all Borrower Actions shall have been consummated, subject to fulfillment of all obligations of the Borrower set forth herein, the Lender shall pay to the Borrower $1,200,000 by wire transfer of immediately available funds to an account specified by the Borrower, which amount shall become principal hereunder upon receipt of such funds by the Borrower. (the “Additional Loan”).

(c)              Grid.  Lender shall be entitled to mark, from time to time, the Grid attached hereto as Schedule A, to reflect any payment of, or addition to, the principal amount of the indebtedness evidenced hereby (including without limitation in respect of capitalized payments of interest);provided, that the failure by Lender to so mark such Grid shall not affect the obligation of Borrower hereunder to pay principal of the indebtedness evidenced hereby, interest thereon, or additional principal added in payment of capitalized interest (or interest on such additional principal), which obligations shall remain in full force and effect and be fully binding on Borrower.

4.
Security Interest.  This Note and repayment of the indebtedness evidenced hereby is secured by the Amended and Restated Security Agreement, dated as of January 31, 2008, between the Lender and the Borrower (the “Security Agreement”), and the Amended and Restated Pledge Agreement, dated as of January 31, 2008, between the Lender and the Borrower (the “Pledge Agreement” and, together with the Security Agreement, each a “Security Agreement” and, together, the “Security Agreements”).

5.	Representations and Warranties of Borrower. The Borrower hereby represents and warrants to the Lender, on the date hereof and on the date of the Additional Loan, as follows:

(a)              Organization; Authority.  Borrower is duly organized and validly existing under the laws of the jurisdiction of its organization.  Borrower has all the requisite power and authority to execute, deliver and perform the transactions contemplated by this Note.  This Note constitutes the legal, valid and binding obligations of Borrower and is enforceable against it in accordance with the terms hereof.

(b)              Consents; Conflicts.  Except for the filing of the financing statements and any other documents necessary to effect the Liens contemplated by this Note, the execution and delivery of this Note by Borrower as contemplated hereby will not (i) require any consent, authorization, or approval of, or filing with, any governmental entity or third party, or (ii) result in any violation of, be in conflict with or constitute a default under, the charter or by-laws of Borrower, or any law, statute, regulation, ordinance, judgment, decree or order, or any material contract, agreement, or instrument to which Borrower is a party, or by which it is bound.

(c)              Collateral.  Except for the liens granted to the Lender pursuant to this Note and the Security Documents, Borrower is, and as to Collateral acquired after the date hereof, Borrower shall and will be at the time of acquisition, the owner and holder, or has valid rights as a lessee or licensee of, or the power to transfer or pledge with respect to, all Collateral free and clear of any claim, security interest, encumbrance, lien, charge, or other right, title or interest of any person, other than Permitted Liens, has rights in or the power to transfer each other item of Collateral in which a Lien is granted by it hereunder, free and clear of any and all Liens, other than Permitted Liens.  Except for the Original Security Agreement, the Original Pledge Agreement, and any financing statement or public notice filed thereunder or in connection therewith, no security agreement, financing statement, or other public notice with respect to all or any part of the Collateral that is effective to perfect a lien or security interest on the Collateral is on file or of record in any government or public office against Borrower, and Borrower has not filed or consented to the filing of any such statement or notice.

6.	Representations and Warranties of Lender. The Lender hereby represents and warrants to the Borrower, on the date hereof and on the date of the Additional Loan, as follows:

(a)              Investment Intent; Lender Status:  The Lender:

(i)            is acquiring the Note as a principal for investment purposes only, for its own account, and not as nominee or agent for any other person, and not with a view to resale or distribution of any part thereof in violation of the Securities Act;

(ii)           is an “accredited investor”, within the meaning of Rule 501 of Regulation D under the Securities Act;

(iii)            has such knowledge, sophistication and experience in financial and business matters as to be capable of evaluating the merits and risks of its purchase of the Note and investments in securities presenting an investment decision like that involved in the purchase of the Note; and

(iv)           can bear the economic risk of a total loss of its investment in the Note.

(b)              Restricted Securities.  The Lender understands that the Note is characterized as a “restricted security” as defined under Rule 144(a)(3) under the Securities Act and that under such laws and applicable regulations such Note may not be resold unless registered pursuant to the Securities Act, or an exemption from registration is available therefrom.  The Lender will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take pledge of) the Note except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder.

7.	Covenants.

(a)              Compliance with Laws.  The Borrower shall comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities.

(b)              Maintenance of Existence; Lines of Business.  The Borrower shall preserve, renew and keep in full force and effect its corporate existence and its rights, privileges, franchises, and licenses necessary in the normal conduct of its business except where the failure to preserve any such rights, privileges, franchises or licenses would not reasonably be expected to have a material adverse effect on the Borrower.

(c)              Financial Statements; Reporting.  (i) The Borrower shall furnish to the Lender, within 45 days of the close of each of the first three quarters of each fiscal year, its consolidated balance sheets as at the close of such quarter and its income statement and statement of changes in financial position for such quarter, prepared in accordance with GAAP, applied on a basis consistent with that used in preparing its audited financial statements for prior years, certified by its chief financial officer as fairly presenting the financial condition of the Borrower and its subsidiaries as at the close of that quarter and the results of its operations for such quarter, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes.

(ii) The Borrower shall furnish to the Lender, within 90 days of the close of each fiscal year, commencing with the fiscal year ending September 30, 2008, its consolidated balance sheets as at the close of such fiscal year and its income statement and statement of changes in financial position for such fiscal year, prepared in accordance with GAAP, applied on a basis consistent with that used in preparing its audited financial statements for prior years, certified by a firm of independent accountants selected by it and acceptable to the Lender as fairly presenting the financial condition of the Borrower and its subsidiaries as at the close of such fiscal year and the results of its operations for such fiscal year.  Either (a) such certification shall include or be accompanied by a statement that, during the examination by that firm of those financial statements, that firm observed or discovered no Default or Event of Default (or a detailed description of any Default or Event of Default so observed or discovered) or (b) the Borrower shall furnish to the Lender, within 90 days of the close of the applicable fiscal year, a statement, certified by the chief financial officer of the Borrower, that, during such fiscal year, no Default, Event of Default or event that is reasonably likely to result in a Default or Event of Default has occurred (or a detailed description of any such Default, Event of Default or event that occurred during such fiscal year).

(iii) The Borrower shall furnish to the Lender from time to time such other statements and information as the Lender may reasonably request.

(d)              Books and Records; Inspection Rights.  The Borrower shall keep proper books and records in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower shall permit the Lender and representatives of the Lender to inspect its property and records at any reasonable times, and to make copies of such records as the Lender (or its representative) shall desire.

(e)              Notices of Default.  The Borrower shall promptly notify the Lender of each Default or Event of Default, and each other event that has or could reasonably be expected to have a materially adverse effect on its ability to perform its obligations under this Note or the Security Documents, together with a detailed description of such Default, Event of Default or other event, and all actions taken or to be taken in response thereto.

(f)              Liens and Encumbrances.  The Borrower shall not create or permit to be created or exist any Lien on any of its property now owned or hereafter acquired, other than Permitted Liens.

(g)              Insurance.  The Borrower shall maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

(h)              Consolidations, Mergers.  The Borrower shall not, directly or indirectly, by operation of law or otherwise, merge with or consolidate with another person, liquidate, windup or dissolve itself, or sell, transfer or lease or otherwise dispose of all or any substantial part of its assets or acquire by purchase or otherwise the business or assets of, or stock of, another person; except (i) that any subsidiary may merge into or consolidate with any other subsidiary; and (ii) any subsidiary may merge with or consolidate into the Borrower; provided that the Borrower is the surviving organization.

(i)              Asset Sales.  The Borrower shall not, and shall not permit any subsidiary to, directly or indirectly, consummate any Asset Sale, other than (i) the transfer of technology licenses to third parties in the ordinary course of business consistent with past practices (including without limitation in connection with implementation of any source code escrow agreement in customary form into which Borrower enters for the benefit of any licensee of the Borrower’s Intellectual Property) or (ii) with the prior written consent of the Lender (which shall not be unreasonably withheld).

(j)              Transactions With Affiliates.  The Borrower shall not, and shall not permit any of its subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”).  Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (A) the payment of reasonable directors’ fees to persons who are not otherwise Affiliates of the Borrower or indemnification and similar arrangements, consulting fees, employee salaries, bonuses, employment agreements, compensation or employee benefit arrangements or incentive arrangements with any officer, director or employee of the Borrower or any subsidiary (including benefits under the foregoing and agreements directly in connection with the foregoing); (B) Restricted Payments made in compliance with Section 7(m); and (C) loans or advances to employees and reimbursement of actual out-of-pocket expenses incurred by officers, directors and employees, in each case in the ordinary course of business consistent with past practices.

(k)              Payment of Taxes.  The Borrower shall pay all material taxes, assessments and other governmental charges of any kind imposed on or in respect of its income or any of its businesses or assets, or in respect of taxes and other amounts it is required by law to withhold from amounts paid by it to its employees, before any penalty or interest accrues on the amount payable and before any Lien or other encumbrance on any of its property exists as a result of nonpayment; provided, however, that the Borrower shall not be required by this section to pay any amount if it is diligently contesting its alleged obligation to pay that amount in good faith through appropriate proceedings and maintains appropriate reserves or other provisions in respect of the contested amount as may be required under GAAP.

(l)              Limitation on Indebtedness.  The Borrower and its subsidiaries, on a consolidated basis, shall not directly or indirectly incur, create, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for the payment of, including, without limitation, by way of assumption or acquisition in a business combination, any Indebtedness other than (i) pursuant to this Note; (ii) any Indebtedness that is by its terms expressly subordinated in all respects to the Obligations, on terms and conditions satisfactory to the Lender, in its sole discretion; (iii) Indebtedness secured by Permitted Liens; and (iv) Indebtedness outstanding as of the date hereof.

(m)              Restricted Payments.  The Borrower shall not, and shall not permit any subsidiary, directly or indirectly, to make a Restricted Payment.

(n)              Investments.  The Borrower shall not make or permit to remain outstanding any Investments except:

(i)            Investments outstanding on the date hereof.

(ii)            Deposit and securities accounts with banks for the purpose of holding cash or Cash Equivalents.

(iii)            Investments in the Borrower or a subsidiary.

(iv)            Hedging Agreements entered into in the ordinary course of the Borrower’s financial planning or business and not for speculative purposes.

(v)            Advances to officers, directors and employers of such person in the ordinary course of business (provided that such advances have been approved by a majority of the disinterested members of the Board of Directors) and advances made pursuant to the Consulting Agreements.

(vi)            Accounts receivable in the ordinary course of business on reasonable and customary trade terms, including notes receivable and other securities received in connection with the payment of such accounts receivable.

(o)              EBITDA.  The Borrower will not permit the EBITDA, on a consolidated basis, of Borrower and its subsidiaries for any period of four consecutive fiscal quarters beginning with the fiscal quarter ending December 31, 2007 or a later fiscal quarter and ending with the fiscal quarter ending December 31, 2009 or a prior fiscal quarter to be less than the sum of the amounts set forth below opposite the quarters comprising such period:

Fiscal Quarter Ending on:	Minimum EBITDA
December 31, 2007	($338,046)
March 31, 2008	($809,460)
June 30, 2008	($145,630)
September 30, 2008	($33,307)
December 31, 2008	$644,469
March 31, 2009	$717,684
June 30, 2009	$797,883
September 30, 2009	$868,600
December 31, 2009	$1,010,479

(p)              Additional Warrant.  On or prior to the date of the Additional Loan, the Borrower shall issue to the Lender a warrant for the purchase of shares of Common Stock in the form attached hereto as Exhibit A (the “Additional Warrant”), provided that the Additional Warrant (i) shall initially be exercisable for that number of shares of Common Stock equal to the greater of (A) 26,735,508 shares of Common Stock (subject to appropriate adjustment to reflect any stock split, subdivision, combination, reclassification or similar corporate event affecting the Common Stock, in each case, consummated prior to such issuance, including without limitation, if consummated prior to such issuance, the 1000-to-1 reverse stock split contemplated hereby), and (B) 20% of the fully diluted outstanding shares of Common Stock as of the date of such issuance (including any equity granted under management option plans), and (ii) shall have an initial exercise price of $0.08 (subject to appropriate adjustment to reflect any stock split, subdivision, combination, reclassification or similar corporate event affecting the Common Stock, in each case, consummated prior to such issuance, including without limitation, if consummated prior to such issuance, the 1000-to-1 reverse stock split contemplated hereby).

(q)              Intellectual Property Claim.  The Borrower shall promptly notify the Lender if any person shall have asserted or threatened in writing to assert any Claim (i) contesting the right of the Borrower to use, exercise, sell, license, transfer or dispose of any of the Borrower’s Intellectual Property or any products, processes, or materials covered thereby in any manner or (ii) challenging the ownership, validity or enforceability of any of the Borrower’s Intellectual Property (an “IP Claim”).  In the event of an IP Claim, (i) the Lender shall have the right to participate at its expense in, but not control, the compromise or defense of such IP Claim; (ii) the compromise or defense of such IP Claim shall be by counsel selected by the Borrower, which counsel must be reasonably satisfactory to the Lender; and (iii) the Borrower shall obtain the prior written approval (such approval not to be unreasonably withheld or delayed) of the Lender before entering into any settlement or adjustment of or otherwise completing the compromise of such IP Claim.

(r)              Maintenance of Liquidity Value.  The Borrower shall maintain an amount of cash or Cash Equivalents with a value of not less than $100,000.

8.	Events of Default. Upon the occurrence of any of the following (each an “Event of Default”):

(a)              The Borrower shall fail to pay any principal, interest or other amount when due and payable hereunder;

(b)              The Borrower or any subsidiary thereof shall default in the payment of any indebtedness under the Secured Promissory Notes, dated March 15, 2002 and April 19, 2002, issued by the Borrower and payable to Spescom Ltd., assigned to Lender pursuant to the Securities Purchase Agreement, dated as of September 30, 2007, by and among the Lender, Spescom Ltd. and Spescom Limited (as amended on the date hereof, the “Old Notes”) or shall default in the performance of any other obligation under such Old Notes;

(c)              The Borrower or any subsidiary thereof shall be dissolved or liquidated (or any judgment, order or decree therefore shall be entered), other than the liquidation of a subsidiary pursuant to the merger of such subsidiary with the Borrower or another subsidiary in accordance with Section 7(h) hereof; or if the Borrower or any such subsidiary shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by Borrower it shall not have been dismissed within sixty (60) days or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of Borrower or any such subsidiary) and shall not have been removed within sixty (60) days; or if an order shall be entered approving any petition for reorganization of Borrower or any such subsidiary and shall not have been reversed or dismissed within sixty (60) days; or Borrower or any such subsidiary shall take any action (corporate or other) authorizing or in furtherance any of the actions described above in this subsection;

(d)              Any material provision of any document securing or guaranteeing the indebtedness evidenced by this Note, or of any Lien or security interest purported to be granted thereby, shall at any time for any reason cease to be valid, binding and enforceable against the Borrower or any other party thereto (other than in accordance with the terms thereof), as applicable, or the validity, binding effect or enforceability thereof shall be contested by the Borrower or any other party thereto, or the Borrower or any other party thereto shall deny in writing that it has any or further liability or obligation under any such document, or any such document shall be terminated (other than in accordance with the terms thereof), invalidated, revoked or set aside or in any way cease to give or provide to the Lender the benefits purported to be created thereby;

(e)              The Borrower fails to perform or observe any covenant contained in Section 7 to be performed or observed by it, and does not remedy such failure on or before the 10th day after the Borrower first becomes aware of such occurrence;

(f)              The Borrower fails to complete the Borrower Actions on or prior to April 30, 2008;

(g)              Any person shall have prevailed pursuant to a final adjudication in any Claim against the Borrower or its subsidiaries in an aggregate amount equal to or greater than $500,000; or

(h)              Any person shall have filed a Claim (i) contesting the right of the Borrower to use, exercise, sell, license, transfer or dispose of any of the Borrower's Intellectual Property or any products, processes, or materials covered thereby in any manner having a total aggregate value greater than $250,000 or (ii) challenging the ownership, validity or enforceability of any of the Borrower's Intellectual Property having a total aggregate value greater than $250,000, and either (A) a preliminary injunction has been entered and become effective against the Company with respect to the Claim and such preliminary injunction has not been vacated within 60 days of the date of such effectiveness, (B) (i) a motion for summary judgment with respect to such Claim has not been filed by or on behalf of the Company on or before the date (the “Service Date Anniversary”) that is one year from the date on which such Claim is served on the Company and (ii) such Claim has not been dismissed, withdrawn or resolved in the Company’s favor by settlement or judgment on the merits on or before the Service Date Anniversary or (C) (i) a motion for summary judgment with respect to such Claim has been filed by or on behalf of the Company on or before the Service Date Anniversary and such motion has been denied and (ii) such Claim has not been dismissed, withdrawn or resolved in the Company’s favor by settlement or judgment on the merits on or before the date of such denial; and

(i)              Any of the Borrower’s Intellectual Property having a total aggregate value greater than $250,000 shall be subject to any outstanding order, judgment, decree, stipulation or agreement related to or restricting in any manner the licensing, assignment, transfer, use or conveyance thereof by the Borrower;then, Lender may declare the entire unpaid principal indebtedness evidenced by this Note immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by Borrower (and in the event of the occurrence of any Event of Default specified in clause (b) above, and notwithstanding the lack of any declaration by Lender hereunder, the entire unpaid principal amount of such indebtedness shall become automatically and immediately due and payable).

9.
Waiver.  Borrower and any endorser of this Note hereby waive presentment, demand, protest and notice of any kind.  No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.  In addition, no action by any directors designated by Lender or actions by the Lender exercising its right as a stockholder shall operate as a waiver by the holder hereof of any rights hereunder.

10.
Consulting Agreements.  Each party agrees to use its reasonable best efforts to enter into one or more agreements (each, a “Consulting Agreement” and, collectively, the “Consulting Agreements”) pursuant to which one or more designees of Lender shall provide management consulting, strategic and financial advisory services to Borrower during the period that any Indebtedness of Borrower is outstanding hereunder or under the Old Notes, on terms and conditions mutually satisfactory to the Lender and the Borrower.  The aggregate fees to be paid by the Borrower provided pursuant to the Consulting Agreements shall not exceed $60,000 in any fiscal quarter.

11.
Fees and Expenses; Closing Fee.  The Borrower shall pay (A) all reasonable fees and expenses of Lender in connection with the negotiation, execution and delivery of this Note and the amendments dated as of the date hereof to the Secured Promissory Notes referenced in Section 8(b) and (B) no later than three (3) business days after the date of the Initial Loan, a closing fee of $75,000 to Lender or Lender’s designee, as directed by Lender.  Lender agrees that such fees paid pursuant to the previous sentence shall include and constitute all fees and expenses to be reimbursed to Lender by Borrower pursuant to the letter agreement, dated October 22, 2007, between Lender and Borrower.

12.
Withholding Tax.  The Borrower shall withhold any taxes required to be withheld from interest payments made on this Note and the Old Notes.  The Lender shall provide the Borrower with applicable certifications (including any applicable IRS form W-8 and W-9 from persons who hold, directly or indirectly, an interest in the Lender) and any other information and calculations necessary to ascertain any withholding obligation with respect to such interest payments.  The Borrower shall be entitled to rely exclusively on such certifications, information, and calculations provided by the Lender in making such withholding, and the Lender shall indemnify the Borrower for any liability incurred by Borrower in connection with such withholding obligations.  Provided that the Lender complies with the foregoing requirements, in determining Borrower’s withholding obligation, Borrower shall be treated as having actual knowledge that Lender is receiving the interest payments as an agent (within the meaning of Treasury Regulations Section 1.1441-1(b)(2)(ii)) of its non-U.S. investors, and thus, must treat the payments as being made directly to those non-U.S. investors.  The parties agree that the value attributable to the Existing Warrant shall be $1,467 and the value attributable to the Additional Warrant shall be $2,283.

THIS SECURED PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SECURED PROMISSORY NOTE SHALL, PURSUANT TO NEW YORK COMMERCIAL LAW, BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

                    ENTERPRISE INFORMATICS INC.

By:	/s/ John W. Low
Name:	John W. Low
Title:	Chief Financial Officer

Acknowledged and Agreed:

ERP2 HOLDINGS, LLC

By:_ _/s/ Kevin Wyman_________
     Name:  Kevin Wyman
     Title:    Majority Manager

[Signature Page to New Note]

SCHEDULE A

SECURED PROMISSORY NOTE

GRID

Date	Interest Capitalized as Principal	Amount of Principal Paid This Date	Outstanding Principal Balance at This Date	Notation Made By
January 31, 2008	$0.00	$0.00	$300,000.00